UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Comstock Homebuilding Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

COMSTOCK HOMEBUILDING COMPANIES, INC.

August 8, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Comstock Homebuilding Companies, Inc. to be held at 10:00 a.m., local time, on September 17, 2008, at 11465 Sunset Hills Rd, Reston, VA 20190.

At the annual meeting, you will be asked to elect three directors for a three-year term and to ratify the selection of our independent registered public accounting firm for 2008. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the Annual Meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support and look forward to seeing you at the annual meeting.

Very truly yours,

Christopher Clemente
Chief Executive Officer and Chairman

COMSTOCK HOMEBUILDING COMPANIES, INC.

11465 Sunset Hills Road, 5th Floor

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 17, 2008

The Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on September 17, 2008, at 11465 Sunset Hills Rd, Reston, VA 20190, for the following purposes:

1. To elect three directors to serve for a three-year term expiring at the 2011 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on August 1, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

Sincerely,

Reston, Virginia	Jubal R. Thompson
August 8, 2008	General Counsel and Secretary

COMSTOCK HOMEBUILDING COMPANIES, INC.

11465 Sunset Hills Road, 5th Floor

Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Homebuilding Companies, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on September 17, 2008 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at 11465 Sunset Hills Rd, Reston, VA 20190.

These proxy solicitation materials were first mailed on or about August 8, 2008 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on August 1, 2008, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 15,015,365 shares of our Class A common stock and 2,733,000 shares of our Class B common stock. Each holder of Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the stock outstanding are represented at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Whether or not a person plans to attend the Annual Meeting, he or she may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement and (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2009 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than April 10, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2009 annual meeting, other than one that will be included in our proxy statement, must notify us between May 14, 2009 and June 14, 2009, unless the date of the 2009 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2008 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by June 14, 2009 and such proposal is brought before the 2009 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2009 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Comstock Homebuilding Companies, 11465 Sunset Hills Road, 5th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.

Annual Report and Other Matters

Our annual report on Form 10-K for the year ended December 31, 2007, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. David M. Guernsey, James A. MacCutcheon and Robert P. Pincus are in the class of directors whose term expires at the 2008 annual meeting, and Messrs. Guernsey, MacCutcheon and Pincus have been nominated by our Board of Directors for re-election for three-year terms expiring in 2011. Gregory V. Benson, Norman D. Chirite and Socrates Verses are in the class of directors whose terms will expire in 2009. Christopher Clemente and A. Clayton Perfall are in the class of directors whose terms will expire in 2010.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Guernsey, MacCutcheon and Pincus currently are directors of our Company. In the event that either nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

David M. Guernsey, 60, has been a director since December 2004, and is a member of the Compensation Committee of our Board of Directors. Mr. Guernsey has served as the President and Chief Executive Officer of Guernsey Office Products, Inc., an office supply company, since May 1971. Mr. Guernsey serves on the Board of Directors of Virginia Commerce Bancorp, Inc., a banking company.

James A. MacCutcheon, 55, has been a director since December 2004, and is a member of the Audit Committee of our Board of Directors. Mr. MacCutcheon has served as the President and Chief Executive Officer of Sunburst Hospitality Corporation, a private hospitality company, since September 2000 and served as its Executive Vice President and Chief Financial Officer from 1997 to September 2000.

Robert P. Pincus, 61, has been a director since June 2005 and is a member of the Audit Committee of our Board of Directors. Since March 2005, Mr. Pincus has been the director of Fidelity & Trust Financial Corporation, a financial holding company and chairman of Fidelity & Trust Bank, a regional banking institution. He also has served as chairman of Blacksteet Capital Partners, a private equity firm, since October 2002, and Chairman of Milestone Merchant Partners since January, 2003. From 2000 to 2002, Mr. Pincus served as regional Chairman of the Board and from 1998 to 2000 he served as regional chief executive officer and president of the BB&T Bank’s DC Metro Region. From 1991 to 1998, Mr. Pincus served as President of Franklin Bank prior to its acquisition by the BB&T. Mr. Pincus currently serves on the Board of the University of Maryland College Park Foundation.

Continuing Directors with Terms Expiring in 2009

Gregory V. Benson, 53, has been a director since May 2004. He became our President and Chief Operating Officer in 1991. Mr. Benson has over 30 years of home building experience including over 13 years at national home builders, including NVHomes, Ryan Homes and Centex Homes.

Norman D. Chirite, 46, has been a director and a member of the Compensation Committee of our Board of Directors since March 2006. At that time, Mr. Chirite was nominated and appointed by the independent members of the Board of Directors to fill the vacancy created by the resignation of Gary Martin from the Board of Directors in February 2006. Mr. Chirite currently serves as Corporate Development Adviser to inVentiv Health, Inc., a provider of clinical, commercialization and communications services to the pharmaceutical and life sciences industries, and as a managing director of RedZone Capital Management Company LLC, a private investment management company. He previously served as Executive Vice President and General Counsel of Washington Football Inc. from August 2002 until October 2005, and from May 2001 until July 2002, he served as Managing Director of Counsel Corporation, an investment holding company. Prior to that, Mr. Chirite was a partner at Weil, Gotshal & Manges LLP in New York City, where he practiced corporate law from 1987 until 2000. Mr. Chirite also serves as a Trustee of Connors Brothers Income Fund.

Socrates Verses, 50, has been a director since June 2005 and is a member of the Compensation Committee of our Board of Directors. Mr. Verses has been the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, since March 2001. From January 1995 to February 2001, Mr. Verses served as President and a director of Technology Enablers, Inc., an e-services company. From 1987 to 1995, he served as Vice President of Sales for Recognition Equipment Software.

Continuing Directors with Terms Expiring in 2010

Christopher Clemente, 48, has been a director since May, 2004. He founded our Company in 1985 and since 1992, he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 20 years of experience in all aspects of real estate development and home building, and over 25 years of experience as an entrepreneur.

A. Clayton Perfall, 49, has been a director since December 2004, and is a member and Chairman of the Audit Committee of our Board of Directors. Mr. Perfall has served as the Chairman, Chief Executive Officer and President of Union Street Acquisition Corp., a special purpose acquisition company, since July 2006. He has also served as the Chief Executive Officer and as a director of AHL Services, Inc., a provider of outsourced business services, since October 2001. Prior to that, from December 2000 to September 2001, Mr. Perfall served as the Chief Executive Officer of Convergence Holdings, a marketing services company. From September 1996 to October 2000, Mr. Perfall served as the Chief Financial Officer and a director of Snyder Communications, a marketing services company. Prior to that, Mr. Perfall was a partner at Arthur Andersen LLP.

Information Relating to Corporation Governance and the Board of Directors

Our Board of Directors has determined, after considering all relevant facts and circumstances, that Messrs. Chirite, Guernsey, MacCutcheon, Perfall, Pincus and Verses are independent directors, as “independence” is defined in the Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee. It is the Board of Directors’ view, given its relatively small size and majority of independent directors, that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board of Directors by a majority of the independent directors. The Board of Directors does not have a charter for our nominating process. However, the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for us. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to us. Such persons should not have commitments that would conflict with the time commitments of being one of our directors.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that most of the voting control of us is held by two individuals. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the our corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from security holders. We pay no fees to third parties for evaluating or identifying potential nominees.

Our Board of Directors has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockhomebuilding.com, the charters of our Audit and Compensation Committees; our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations or the Nasdaq Market Rules. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. A copy of the Audit Committee charter was included as Appendix A to our proxy statement for the 2005 Annual Meeting of Stockholders.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Comstock Homebuilding Companies, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are then forwarded to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also provides assistance to our Board of Directors with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our audit function, internally, if any, and by our independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting processes and audits of our financial statements on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; reviews our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. MacCutcheon, Perfall and Pincus, each of whom is an independent director of our Company under the Nasdaq Marketplace Rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Perfall (whose background is detailed above) qualifies as an “Audit Committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Perfall serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer and other executive officers, discharging the responsibilities of our Board of Directors relating to our compensation programs and compensation of our executives, and to produce an annual report on executive compensation for inclusion in our annual proxy statement in accordance with applicable rules and regulations of Nasdaq, the SEC, and other regulatory bodies. The Compensation Committee currently consists of Messrs. Chirite, Guernsey, and Verses. Mr. Verses serves as Chairman of the Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of six (6) meetings during the fiscal year ended December 31, 2007. During the fiscal year ended December 31, 2007 the Audit Committee held five (5) meetings and the Compensation Committee held three (3) meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders.

Director Compensation and Other Information

We pay each non-employee director an annual retainer fee of $36,000, plus $2,000 for each regular meeting of the Board of Directors attended. We pay our non-employee directors $5,000 to serve on the Audit Committee, $3,000 to serve on the Compensation Committee and $2,000 for each committee meeting attended. The chairman of the Compensation Committee is paid $6,000, the chairman of the Audit Committee is paid $15,000 and the Audit Committee designated financial expert is paid $32,500. All payments to our non-employee directors are paid 50% in cash and 50% in shares of restricted stock based on the stock price at the date of commencement of their term or the date of the annual meeting in the case of members not up for re-election in a given year. Directors are also eligible to participate in our equity incentive plan. We also reimburse our directors for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director. In 2007, the Board of Directors elected to receive 100% of their compensation in stock and restricted stock grants.

The following table details the compensation earned by our non-employee directors in 2007:

Name	Fees Earned(1),(3) or Paid in Cash in 2007 ($)	Stock Awards(2) ($)	Total ($)
Norman Chirite	29,273	19,889	49,162
Socrates Verses	29,273	19,889	49,162
Clayton Perfall	55,250	38,103	93,353
David Guernsey	26,500	19,054	45,554
James MacCutcheon	28,500	20,045	48,545
Robert Pincus	28,500	20,045	48,545

(1)	Includes annual retainer fees, committee participation fees and meeting attendance stipends paid in cash or earned in 2007.

(2)	No stock options were granted to non-employee directors in 2007. Prior to 2007, directors have received no stock option grants. The aggregate number of stock awards outstanding at 12/31/07 and their fair value at grant date are shown below:

	Grant Date	Stock Awards Outstanding at 12/31/07 (#)	Grant Price ($)	Grant Date Fair Value of Equity Awards ($)
Norman Chirite	9/12/2007	14,710	1.99	29,273
Socrates Verses	9/12/2007	14,710	1.99	29,273
Clayton Perfall	9/12/2007	27,764	1.99	55,250
David Guernsey	9/12/2007	13,317	1.99	26,500
James MacCutcheon	9/12/2007	14,322	1.99	28,500
Robert Pincus	9/12/2007	14,322	1.99	28,500

(3)	All Director compensation was made in the form of grants of stock and restricted stock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the fiscal year ended December 31, 2007. Our Audit Committee has appointed PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2008. Our organizational documents do not require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain PricewaterhouseCoopers LLP. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2008.

The aggregate fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2006 and 2007 are as follows:

	2006	2007
Audit-Related Fees(1)	$1,105,000	$610,000
Tax Fees(2),(4)	$110,000	$156,000
Other Fees—Compensation and Peer Comparison Study(3),(5)	$66,051	$16,000

Total	$1,281,051	$782,000

(1)	Includes fees related to the annual independent audit of our financial statements and various fees related to services provided in connection with our filing of Registration Statements with the Securities and Exchange Commission and related comfort letters.

(2)	Tax Fees represent amounts billed for tax compliance and advisory services.

(3)	Represents fees related to advisory services rendered in connection with our study of compensation practices of peer companies.

(4)	2007 expense includes $48,000 for FIN 48 implementation

(5)	2007 expense includes $16,000 for compensation consulting

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit-Related Fees,” “Tax Fees” and “Other Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2006 and 2007 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and has discussed them with management. The Audit Committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee also approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Respectfully submitted by the Audit Committee,

A. Clayton Perfall, Chair
James A. MacCutcheon
Robert P. Pincus

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the narrative and tables that follow. The cyclical nature of the homebuilding industry has had a profound effect on most homebuilding companies over the past two years. During 2007, it became evident that the industry downturn was not to be short lived. Accordingly, management focused on strategies intended to improve the Company’s ability to weather the downturn and to adjust its strategy for growth and future operations. As part of that strategy, on the recommendation of the CEO, the Company reduced future non-cash compensation expenses through the acceleration of certain previously issued shares of restricted stock (Restricted Stock Grants) and replaced its original Restricted Stock Grant component of its compensation program with a long term stock option program based upon issuance of “out-of-the-money” stock options, which we believe better align executive compensation with stockholder’s interests. These are explained herein.

Overview

Compensation Philosophy. Our executive compensation program is designed to link the amount of overall compensation that can be earned by our named executive officers with achievement of the Company’s overall long term business objectives. Because the homebuilding business requires that we invest in projects that take up to several years to fully develop and because the actual return on investment in any real estate development project cannot be readily determined prior to completion of a project, the actual return on investment in any particular development often takes several years to determine. Accordingly, our compensation philosophy does not link executive compensation to the results of any particular real estate development but rather links compensation to achievement of the long term business objectives of the Company. With this in mind our compensation program is intended to:

•

Attract, retain, motivate and reward qualified executive officers that demonstrate an ability to focus on achieving the long term business objectives of the Company in a manner that links the personal gain of the executive officers to the creation and preservation of value for our stockholders;

•

Provide long term retention incentives for executives to minimize risk of management turn over while linking a significant percentage of potential executive compensation to the restoration of the value of our equity.

We believe that fostering a long term equity interest in our Company among executive officers is the best way to create and maintain a Company-first culture that will positively impact the long term results of the Company. It is our belief that by linking the bulk of potential executive compensation directly to potential restoration of value of the Company’s equity we have better aligned executive management with stockholder’s interests.

Our executive compensation program currently has three primary components:

•	base salaries (cash compensation) that we believe to be in the lower end of compensation ranges for comparable positions at other publicly traded companies in our industry and peer group;

•

annual bonus potential (cash bonus) linked to the achievement of annual and long term Company objectives that we believe to be in the lower end of comparable bonus compensation ranges for comparable positions at other publicly traded companies in our industry and peer group and that resulted in no bonus compensation being paid to any executive in connection with 2007 results; and

•	long-term incentive compensation that has been delivered principally through grants of shares of restricted stock and stock option awards that vest over four year periods.

Role of Compensation Committee and CEO. The Compensation Committee of our Board of Directors has primary responsibility for reviewing and approving the CEO’s specific recommendations for annual cash bonuses and equity awards, or other retention incentives, to be paid to executive officers and approving the overall budget for annual bonuses (cash and equity) to be paid to all Company personnel. The Compensation Committee of our Board of Directors also has primary responsibility for reviewing and approving any material changes to the employment contracts and the compensation packages of our executive officers. Further, each year our Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program and the performance results of the Company. The CEO and Compensation Committee together annually assess the performance of the other named executive officers. The executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO. Upon reviewing and evaluating the performance of both the CEO and the other named executive officers and the CEO’s proposals for compensation packages for the other named executive officers, the Committee decides the compensation packages for the executive officers and makes a recommendation to the full Board of Directors for consideration and approval. The Committee makes regular reports to the full Board of Directors on the Committee’s activities, and the Committee prepares an annual report on executive compensation for inclusion in our proxy statement.

Actions Taken on Recommendation of CEO. As detailed in the annual report of the compensation committee, the CEO recommended that no annual cash bonuses be paid to executive officers in connection with 2007 results. Additionally, during 2007, the CEO recommended the following actions be taken to enhance the alignment of management with stockholder’s interests and reduce future compensation expenses related to previously issued shares of restricted stock:

•	All outstanding vested and unvested stock options (200,295 options) were cancelled and terminated, with the residual GAAP expense (approximately $176,155) being recognized in 4Q 2007;

•

All outstanding Restricted Stock Grants (843,756) were accelerated and vested with the residual GAAP expense (approximately $4,119,856) being recognized in 4Q 2007 while approximately 553,364 of the shares being accelerated were subjected to long-term lock up agreements restricting the sale of such shares for a period of time substantially similar to the original vesting schedule associated with such Restricted Stock Grants;

•

In connection with the acceleration of the Restricted Stock Grants the Company incurred certain additional payroll expenses to reimburse the tax liability incurred by certain recipients of restricted stock grants upon acceleration (approximately $250,000) and in connection with previously vested restricted stock grants (approximately $184,953);

•	The issuance of approximately 650,000 new stock options to the key managers of the Company (not including the CEO) with a strike price of $1.00;

The recommendations of the CEO were approved by the Compensation Committee and the full Board of Directors.

Role of Compensation Consultant. The Compensation Committee has the sole authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, CEO or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. In 2004, the Company selected PricewaterhouseCoopers LLP, or PwC, as its compensation consultant in connection with its initial public offering. This relationship was renewed in 2006 when the Committee engaged PwC as its compensation consultant with respect to 2006 executive compensation. The Committee considers PwC to be independent and selected PwC because of its experience in compensation consulting and its knowledge of compensation practices in the homebuilding industry and among newly public companies. Services provided by PwC have included evaluating our existing executive officer and director compensation based on market comparables, analyzing compensation design alternatives and advising us regarding various proxy statement disclosure rules. The Committee did not engage a compensation consultant in connection with its review and assessment of the Company’s 2007 executive compensation.

Objectives of the Comstock Executive Compensation Programs

During 2007, we focused on strengthening the link between executive compensation and stockholder interests while enhancing our ability to manage difficult market conditions. By accelerating the vesting of previously issued restricted stock grants, we were able to reduce future compensation costs associated with historical grants at share prices in excess of current market value. By issuing options that were issued out-of-the-money, we believe we have enhanced alignment of management with stockholder’s interests. We believe that fostering a long term equity interest in our Company among executive officers is the best way to create and maintain a Company-first culture that will positively impact the long term results of the Company. It is our belief that, by linking the bulk of potential executive compensation directly to restoration of value of the Company’s equity, we have better aligned executive management with stockholders’ interests.

While base salaries for the executive officers should reflect the marketplace for similar positions, we prefer to focus this portion of executive compensation on the lower end of the scale while enhancing potential individual reward through the equity component of the compensation program thereby encouraging management to focus on increasing stockholder value in the long term. A significant portion of executive’s total compensation potential is thereby connected to the financial performance of the Company and the performance of the Company’s equity.

The Compensation Committee considers competitive benchmarking data in the establishment of base salaries, incentive targets, equity awards and total compensation levels.

Elements of our Executive Compensation Program

Base Salary. The base salary we pay to our executive officers was negotiated as part of their employment agreements for the term of the employment agreements. Base salaries for our executive officers depend on the scope of their responsibilities, qualifications, experience, prior salary and competitive salary information, performance, and the period over which they have performed those responsibilities.

Benefits and Perquisites. Our executive officers are able to participate in the employee benefits that are available to all employees. In addition, we provide benefits and perquisites to our executive officers based on the terms of their employment agreements. None of our named executive officers received perquisites in 2007 that exceeded $10,000 in value.

Incentive Compensation. Our incentive compensation is composed of an annual cash bonus based on the achievement of annual individual performance goals and Company financial results, and equity awards consisting of stock option awards.

Annual Cash Bonus Plan. We provide a cash bonus opportunity to all of our employees including our executive officers. The performance goals for our executive officers are based in part on individual performance goals, our Company’s performance, and the achievement of a pre-established annual pre-tax net income goal. The other portion of the bonus is based on the specific performance goals of the individual executive. Up to seventy-five percent (75%) of the total cash bonus potential of the executive is based on the executive officer accomplishing his/her annual individual performance goals, otherwise known as the Performance Bonus. At least twenty-five percent (25%) is based on the Company meeting its annual pre-tax net income goal, otherwise known as the Net Income Bonus.

Our Compensation Committee chose pre-tax net income as the indicator of corporate performance because it believed that we should reward our executive officers based on the profitability of the Company. Our Compensation Committee considered pre-tax net income to be the best indicator of financial success and stockholder value creation. The personal performance objectives are determined by the executive officer to whom the potential bonus recipient reports (subject to the approval of the CEO) or, in the case of our chief executive officer, by our Compensation Committee.

In 2006 the Company initiated an additional bonus program for certain executives and executive officers whose positions are such that they can directly impact the bottom line results of the Company. This is known as the Executive Management Income Percentage Bonus Program (“Income Percentage Bonus”). Eligible executives may earn a cash bonus “override” over and above the executive’s Net Income Bonus, based on the earnings generated by the division(s) or operating unit(s) of the Company that the executive has responsibility for managing. The Income Percentage Bonus is intended to reward executives for their leadership and management of profit center operations, and of the Company, and is designed to create incentives for executives to maximize the financial performance of the Company’s divisional operations, regional operations and the Company as a whole. The potential amount of the Income Percentage Bonus is limited only by the profitability of the Company. Upon recommendation of the CEO this program was suspended in 2007 and no such bonus was paid to any executive.

Retention Incentive. On the recommendation of the CEO, the Compensation Committee recommended to the full Board of Directors, and the Board of Directors approved, that the Company establish a cash retention incentive in an effort to secure key executives while the Company navigates difficult market and financing conditions. The incentive is payable in three installments (in April and October of 2008 and April of 2009). If the subject executives remain employed by the Company in their respective current capacities the subject executives will qualify for the retention incentive payments. The total amount of Retention Incentives established by the Company for key executives was $275,000 with Mr. Labovitz eligible to receive up to $150,000 and Mr. Thompson eligible to receive up to $125,000.

Long-Term Incentive Compensation. In 2007, our long-term incentive compensation consisted of grants of restricted stock and deferred stock awards. By providing executives with an ownership stake in the Company, grants of restricted stock and deferred stock awards are intended to align executive interests with stockholder interests and to motivate executives to focus on maximizing the long-term performance of the Company. Use of restricted stock as a part of the annual grant process is intended to encourage direct share ownership by executives and to provide an additional retention incentive for members of the executive team.

Grants of restricted and deferred stock during 2007 were awarded under our 2004 Long-Term Incentive Compensation Plan, and were issued in connection with 2006 bonuses only. Details on awards granted during 2006 to our CEO and other named executive officers may be found in the table entitled “Grants of Plan-Based Awards.” Details on all shares of restricted stock that vested in 2007 and option awards exercised in 2007 by our CEO and other named executive officers may be found in the table entitled “Options Exercised and Stock Vested.” Details on all outstanding restricted stock grants and stock option awards of our CEO and other named executive officers as of the end of 2007 may be found in the table entitled “Outstanding Equity Awards at Fiscal Year End.”

During 2007, restricted stock grants and option grants were made to named executive officers both in connection with 2006 performance and as additional long term retention incentives. These awards are detailed in the accompanying “Grants of Plan Based Awards” table. In June 2006, the Board of Directors, upon the recommendation of the Compensation Committee, approved the issuance of 250,000 shares of restricted stock to Mr. Labovitz which vest over a seven year period. As a result of then-existing limitations in the Company’s equity incentive plan, which established a 150,000 share maximum grant of restricted stock to any single individual in a 12-month period, 165,195 shares of the 250,000 share grant to Mr. Labovitz were issued contingent upon stockholder approval of an amendment to our equity incentive plan that was considered by our stockholders in connection with our 2007 annual meeting that would increase the annual per-person award limit. Our stockholders approved the amendment, and the contingent status relative to the 165,195 shares of the 250,000 share grant was removed in 2007.

All equity awards granted to our executive officers in 2007 were approved by the Compensation Committee and the full Board of Directors. The restricted stock issued in 2007 vests over varying terms. This vesting is contingent on the continued employment of the executive officer. The majority of restricted stock grants issued by the Company have identical four (4) year vesting schedules. Each deferred stock grant issued in 2007 in connection with 2006 performance had a single fixed vesting date prior to December 31, 2007, was fully expensed in 2006 through an accrual of compensation liability and was not contingent on continued employment.

Equity Award Modifications. As outlined above, in 2007, the Compensation Committee considered a proposal (the “Equity Award Modifications”) from our CEO that involved (i) modifications to the terms of equity awards previously made to our executive officers under the Company’s equity incentive plan, (ii) cancellation of certain previously made equity awards and (iii) reimbursement of tax liabilities incurred by certain of our executive officers as a direct result of the modifications to the terms of the equity awards, and (iv) the issuance of out-of-the-money stock options. This proposal was recommended to the full Board of Directors for approval. The Board of Directors approved the proposal. Details regarding the Equity Award Modifications are set forth in the “Summary Compensation Table,” “Grants of Plan Based Awards During 2007” table and the “Stock Vested in 2006” table.

Executive Severance Programs. Consistent with peer-group practice (as determined in PwC’s 2006 research), we have entered into employment agreements, which we believe to be consistent with industry practices, with all but two of our named executive officers. The purpose of these employment agreements is to enhance our executive retention efforts. PwC’s 2006 research indicated that the severance-related benefits provided to our executive officers in these agreements are at the lower end of the peer-group range of practices.

Change of Control Provisions. Pursuant to the terms of the option grant notices, all unvested option awards for Messrs. Clemente, Benson, Labovitz and Thompson would become immediately exercisable upon a change-in-control of Comstock unless the unvested options are assumed by the acquirer.

Impact of Regulatory Requirements

The Compensation Committee considers regulatory requirements and their impact when making executive compensation decisions concerning the CEO and other executive officers. Regulatory requirements that influence the Committee’s decisions include:

•

Internal Revenue Code Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1,000,000 paid for any fiscal year to the CEO and other executive officers other than the CFO. We intend to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. We believe that our bonus programs qualify for the performance-based exception. We also believe that we will not lose any compensation-related tax deductions for compensation decisions made in 2007 but may experience gains or losses on the tax we have recorded based on the variance between the price of our stock on the date of issuance of a restricted stock award and the actual price of our stock on the date of vesting of the stock award. The Compensation Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m).

•	We believe employees will not be subject to any tax penalties under Internal Revenue Code Section 409A as a result of participating in any of our compensation programs or agreements.

•

We adopted SFAS No. 123R for the 2006 fiscal year. In determining restricted stock and stock option awards for 2006, the Committee generally considered the potential expense of those programs under SFAS No. 123R and the impact on earnings per share. The Committee concluded that the award levels were in the best interests of stockholders given competitive compensation practices in the homebuilding industry and among our peer companies, the awards’ potential expense, the Company’s performance, and the impact of the awards on employee motivation and retention.

Conclusions

We believe that fostering a long term equity interest in our Company among executive officers is the best way to create and maintain a Company-first culture that will positively impact the long term results of the Company. It is our belief that, by linking the bulk of potential executive compensation directly to restoration of value of the Company’s equity, we have better aligned executive management with stockholders’ interests. We will continue to review our programs on a regular basis and expect to update them from time to time, based on changes in competitive practices, regulatory requirements and corporate needs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Respectfully submitted by the Compensation Committee,

Socrates Verses, Chair
Norman D. Chirite
David M. Guernsey

Summary Compensation Table(1)

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(2) $	Option Awards(2) $	Non-equity Incentive Plan(3) $	All Other(4) $	Total $
Christopher Clemente	2007	700,000	—	1,156,186	98,102	—	—	1,954,288
Chairman of the Board and Chief Executive Officer (PEO)	2006	637,500	76,100	400,894	144,209	665,000	—	1,923,703

Bruce J. Labovitz	2007	400,000	—	2,963,576	329,118	112,817	6,735	3,812,246
Chief Financial Officer (PFO)	2006	358,333	—	603,760	330,978	285,000	—	1,578,071

Gregory V. Benson	2007	550,000	—	825,854	32,702	—	—	1,408,556
Regional President	2006	550,000	—	300,314	48,071	475,000	—	1,373,385

Jubal Thompson	2007	200,000	—	224,958	16,352	15,931	—	457,241
General Counsel and Secretary	2006	197,917	—	90,127	24,033	106,875	—	418,952

David Howell	2007	170,000	—	69,493	—	—	—	239,493
Senior Vice President

(1)	No named executive officer was a participant in a defined benefit or deferred compensation plan.

(2)	Actual GAAP expenses incurred during the year presented with respect of awards issued under the 2004 Equity Incentive Plan. Includes restricted stock grants where vesting was accelerated into December 2007. Included in the acceleration were 212,065 shares for Mr. Clemente, 151,476 for Mr. Benson, 340,904 for Mr. Labovitz, 44,567 for Mr. Thompson and 14,669 for Mr. Howell.

(3)	2007 amounts represent tax payments made on behalf of the named executive relating to the acceleration of the vesting of restricted stock grants in December 2007. Amounts for 2006 represent bonuses accrued at year end that were paid in stock as opposed to cash in 2007.

(4)	Life insurance reimbursement for Mr. Labovitz for 2006-2008.

Grants of Plan Based Awards During 2007

Name	Grant Date(3)	Compensation Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Grant Date Fair Value of Equity Awards
			Target $	Maximum $
Christopher Clemente(2)			825,000	1,100,000
	03/31/07	03/16/07	—	—	7,718	—	31,258
	04/16/07	03/16/07	—	—	148,150	—	600,008
	04/24/07	03/16/07	—	—	16,048	—	64,994
	12/31/07	12/15/07	—	—	—	25,000	8,250

Gregory V. Benson			825,000	1,100,000
	04/16/07	03/16/07			117,286	—	475,008

Bruce J. Labovitz			300,000	400,000
	04/24/07	03/16/07	—	—	64,938	—	318,196
	12/31/07	12/15/07	—	—	—	250,000	82,500

Jubal Thompson			112,500	150,000
	03/31/07	03/16/07	—	—	25,070	—	101,534
	12/31/07	12/15/07	—	—	—	100,000	33,000

David Howell			100,000	170,000
	03/31/07	03/16/07	—	—	12,344	—	49,993
	12/31/07	12/15/07	—	—	—	25,000	8,250

(1)	These columns show the range of payouts targeted for 2007 performance under the Comstock Bonus Plan as described in the section titled “Cash Incentive Bonuses” in the Compensation Discussion and Analysis.

(2)	Stock awards for Mr. Clemente include 7,718 shares of restricted stock granted and 25,000 stock options awarded to Tracy Schar, his wife, who serves as the Company’s VP, Corporate Marketing.

(3)	Grants in March and April 2007 represent bonuses related to 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#)(2) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Christopher Clemente(3)	25,000	1.00	12/31/17
Gregory V. Benson	—	—	—
Bruce J. Labovitz	250,000	1.00	12/31/17
Jubal Thompson	100,000	1.00	12/31/17
David Howell	25,000	1.00	12/31/17

(1)	No executive officer had any unearned equity awards outstanding as of December 31, 2007.

(2)	The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date
12/31/17	12/15/08
12/31/17	12/15/09
12/31/17	12/15/10
12/31/17	12/15/11

(3)	Includes 25,000 stock options issued to Tracy Schar, Mr. Clemente’s wife.

OPTIONS EXERCISED AND STOCK VESTED

	Stock Vested in 2007
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Christopher Clemente(2)	249,936	241,887
Gregory V. Benson	171,991	167,876
Bruce J. Labovitz	354,610	269,119
Jubal Thompson	52,296	47,658
David Howell	16,064	14,299

(1)	Amounts reflect the market value of the stock at the closing of the market on the trading day immediately preceding the date on which the stock vested.

(2)	Includes 9,152 shares to Tracy Schar, his wife, with a value of $6,862.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

Christopher Clemente and Gregory Benson each serve pursuant to the terms of executive employment agreements dated as of December 17, 2004. Mr. Clemente’s agreement has an initial term of five years and Mr. Benson’s has an initial term of four years. Each agreement will automatically be extended for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreements, Mr. Clemente’s and Mr. Benson’s minimum annual salary is $550,000, subject to potential increase by our Board of Directors from time to time. Mr. Clemente and Mr. Benson are eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Clemente and Mr. Benson are also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. In 2006, our Board of Directors increased the minimum annual salary payable to Mr. Clemente to $700,000.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of the agreement. Mr. Benson has agreed not to compete with us during the term of his employment and for 18 months after the termination of the agreement. Each of Mr. Clemente’s and Mr. Benson’s employment agreements and non-competition agreements, allow them to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings as residential lots intended for construction of for-sale residential dwellings, provided, however, that any such development by any entity in which Mr. Clemente or Mr. Benson, as applicable, has a controlling interest or decision-making power, must first be offered to the Company at a fair market value price; and (iii) secured real estate lending to unrelated third parties. In addition, each has agreed not to (i) engage in any for-sale residential construction activities in any of our then existing markets or in any market that we then plan to enter within six-months; or (ii) solicit our employees or certain other third parties for 24 months, in the case of Mr. Clemente and 18 months in the case of Mr. Benson.

Bruce Labovitz serves pursuant to the terms of an executive employment agreement dated December 17, 2004. Jubal Thompson serves pursuant to the terms of an executive employment agreement dated August 29, 2006. Each agreement has an initial term of three years and will automatically renew for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under his agreement, Mr. Labovitz’s minimum annual salary is $300,000, subject to potential increase by our Board of Directors from time to time. In 2006 our Board of Directors increased the minimum annual salary payable to Mr. Labovitz to $400,000. Under his agreement, Mr. Thompson’s minimum annual salary is $200,000, subject to potential increase by our Board of Directors from time to time.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements with Messrs. Clemente, Benson, Labovitz and Thompson, if such executive’s employment is terminated without cause or if such executive were to terminate his employment for good reason, each as defined in the agreement, such executive is entitled to continue to receive his then-current salary for 24, 18, 12 and 12 months, respectively. Messrs. Clemente, Benson, Labovitz and Thompson will also be entitled to receive a cash payment in an amount equal to two times, one and one half times, one times and one times, respectively, 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of such executive’s then-current salary or (ii) the end of the fiscal year in which our termination of such executive without cause or such executive’s termination for good reason occurs. In the event of our termination of such executive without cause or such executive’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, each executive is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

Furthermore, subject to certain termination events, we have agreed to reimburse Mr. Labovitz for premium payments he makes on his life insurance policy with a national insurer. These reimbursements are in addition to the standard insurance benefits provided by us to our employees. The reimbursement of life insurance expenses covers the period January 1, 2005 through December 31, 2008. The annual premium reimbursement payable by us shall not exceed $6,000.

The following table describes the potential payments and benefits to which our executive officers would be entitled upon the happening of the following events: (i) a change of control of Comstock (with no termination of employment) and (ii) a change in the executive’s responsibilities by us. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2007 and (ii) bonus amounts are based on the 2007 Net Income Bonus and as a result could be understated for future years.

Name	Change of Control		Change of Responsibilities
	Cash	Acceleration of Stock Awards	Cash	Acceleration of Stock Awards
	$	$	$	$
Christopher Clemente	1,400,000	—	1,400,000	—
Bruce Labovitz	400,000	—	400,000	—
Gregory Benson	825,000	—	825,000	—
Jubal Thompson	200,000	—	200,000	—
David Howell	—	—	—	—

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Elements of our Executive Compensation Program” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2006 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board of Directors for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer, assuming he is not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transaction.

In December 2006, Merion-Loudoun, LC, an entity wholly-owned by of William Bensten, a former senior vice president of the Company, purchased the 30 remaining undelivered condominium units at the Company’s Villas at Countryside condominium project for $4.2 million. In connection with the purchase of the units, Merion-Loudoun, LC became the successor declarant of the condominium association and entered into an 18-month fee arrangement with Comstock Countryside, LLC, a wholly-owned subsidiary of the Company, to market and sell the units on its behalf.

In May 2003 and December 2005, we hired a construction company in Mr. Clemente’s brother, Louis Clemente, serves as the President and is a significant shareholder, to provide construction services and act as a general contractor at two of the Company’s developments. We paid approximately $6.5 million to this construction company during the year ended December 31, 2006.

In April 2004, we entered into an additional three year $5 million promissory note agreement, with an entity controlled by Scott Kasprowicz, bearing interest at a rate of 12%. Mr. Kasprowicz became a related party on June 1, 2004 when we hired his son. Under the terms of the note, we were advanced $2.5 million in April 2004 and an additional $2.5 million in June 2004. As a result of our consolidation in connection with our initial public offering, the lender was entitled to a premium of up to 10% of the outstanding principal balance. This note was paid in full in June 2005.

On October 1, 2004, we entered into a lease agreement with Comstock Asset Management, L.C., an entity owned by Christopher Clemente, for 20,609 square feet for our corporate headquarters. On August 1, 2005, the lease agreement was amended to add approximately 8,500 square feet of leased space. Amendments to the lease agreement made on April 12, 2007 and October 31, 2007 reduced the leased space to a total of 24,138 and 17,091 square feet, respectively. Total payments made under this lease agreement for 2006 and 2007 were $751,000 and $720,412, respectively.

In August 2004 we entered into a note agreement in the amount of $163,000, which accrues interest at a rate of 10% per annum, with Investors Management, LLC. Investors Management, LLC is a related party which was partially owned by Messrs. Clemente, Benson and Labovitz. In February 2005, we received payment in full on this note. In March 2005 all other members assigned their membership rights to Mr. Benson giving him 100% ownership of Investors Management.

Mr. Clemente’s mother-in-law, and Gary Martin, a former director who resigned effective February 28, 2006, each invested $100,000 as minority shareholders in one of our subsidiaries, and the parents of Mr. Labovitz loaned approximately $300,000 to another of our subsidiaries. During the first quarter 2005, we repurchased the minority interests for an approximate purchase price of $136,000. In April 2005, the loan to the parents of Mr. Labovitz was paid in full.

During 2003, we entered into agreements with I-Connect, L.C., a company in which Investors Management, LLC holds a 25% interest, for information technology consulting services and the right to use certain customized enterprise software developed with input from us. The intellectual property rights associated with the software solution that was developed by I-Connect along with any improvements made thereto by us remained the property of I-Connect. During the year ended December 31, 2006, we paid $471,000 to I-Connect. During the year ended December 31, 2007, we paid $509,269 to I-Connect.

In October 2004, we entered into an agreement with Comstock Asset Management Inc. to provide management services to us for a fee of $20,000 a month. Comstock Asset Management Inc. is a related party wholly owned by Mr. Clemente. For the year ended December 31, 2006, we earned $240,000 in revenue and recorded no receivable from this entity. Also, in November 2004, we entered into an agreement with Comstock Asset Management to sell retail condo units #1 through #5 at Potomac Yard for $14.5 million. In connection with this sale, we received a deposit of $8 million upon execution of this agreement. The agreement was modified in 2005 to reduce the deposit amount to $6 million.

During the course of 2006, we provided bookkeeping services to related party entities at no charge.

In August 2004, we entered into a $2.4 million promissory note agreement with Belmont Models I, L.C., an unrelated entity managed by Investors Management, LLC. The note bears an interest rate of 12%, which is payable monthly and matured in July 2005. In March 2005, we sold four condominium units to Belmont Models I, L.C. under a sale and leaseback arrangement. The four condominium units were delivered for a total purchase price of $2 million and leased back at a rate of $20,000 per month. We expect the lease to continue for a period of twenty-four months. As a result of the deliveries, the promissory note was reduced by the total purchase price. At December 31, 2006 the note was paid in full.

During 2005 we entered into sales contracts to sell homes to certain of our employees. We maintain a home ownership benefit program in order to attract, retain, and motivate employees. Under the home ownership benefits, an employee receives certain cost benefits provided by us when purchasing a home or having one built by us. Sales of homes to employees for investment purposes are conducted at market prices.

In September 2005, Comstock Foundation, Inc., an affiliate, was created. Comstock Foundation is a not-for-profit organization organized exclusively for charitable purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code. The affairs of Comstock Foundation are managed by a five person board of directors with Messrs. Clemente, Benson and Labovitz and Tracy Schar (employee of the Company and spouse of Mr. Clemente) being four of the five. We also provide bookkeeping services to the affiliate. In October 2005 we made a $100,000 cash donation to Comstock Foundation and granted the right to use 27 units at our Penderbrook condominium conversion project in Fairfax, Virginia for a period of six months. Comstock Foundation provided these units to the victims of Hurricane Katrina. The fair market value of the rental units donated was $237,000.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of Comstock, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Shareholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 16, 2008, by (1) each director and named executive officer of our Company, (2) all directors and executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 16, 2008, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Class A Common Stock(1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(1)
Executive Officers and Directors
Christopher Clemente(2)	1,625,203	12.0%	1,366,750	50.0%	18.4%	40.6%
Gregory V. Benson(3)	1,235,761	9.1%	1,366,750	50.0%	16.0%	39.8%
Bruce J. Labovitz(4)	415,781	3.1%	—	*	2.6%	*
Jeffrey Dauer	5,000	*		*	*	*
A. Clayton Perfall	51,398	*	—	*	*	*
David M. Guernsey	28,250	*	—	*	*	*
James A. MacCuthcheon	36,845	*	—	*	*	*
Robert P. Pincus(5)	28,454	*	—	*	*	*
Socrates Verses(6)	24,108	*	—	*	*	*
Norman D. Chirite	36,428	*	—	*	*	*
All directors and officers as a group (10 persons)	3,484,228	25.7%	2,733,500	100%	38.3%	81.6%

Other 5% Stockholders
Aegis Financial(7)	1,411,010	10.4%	—	*	8.7%	2.6%
Bonanza Capital, Ltd.(7)	675,000	5.0%	—	*	4.1%	1.2%
Royce & Associates, LLC(7)	1,658,611	12.2%	—	*	10.2%	3.0%

*	Less than 1% of the outstanding shares of common stock

(1)	Does not include shares of Class A common stock issuable upon conversion of Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to fifteen votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	96,243 shares of Class A common stock are held by Mr. Clemente’s wife, Tracy Schar. 69,333 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by FR54, LLC, an entity that is owned by Mr. Clemente and his wife. 5,000 shares are held in various trusts for the benefit Mr. Clemente’s children. Mr. Clemente is the custodian for each trust.

(3)	350,083 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by Clareth LLC, an entity that is wholly owned by Mr. Benson.

(4)	2,472 shares are held in various trusts for the benefit of Mr. Labovitz’s children. Mr. Labovitz is the custodian for each trust.

(5)	9,676 shares are held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus.

(6)	Includes 2,000 shares of Class A common stock, with respect to which Mr. Verses disclaims beneficial ownership. The shares are held in trust for the benefit of Mr. Verses’ children. Mr. Verses’ wife is the custodian of these trusts

(7)	This information is based on Schedule 13G, as amended, filed with the Securities and Exchange Commission by the stockholder.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2007 our Compensation Committee consisted of Messrs. Chirite, Guernsey and Verses. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2007, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except for the following, each of which was due to administrative error: (i) a Form 4 for each of Messrs. Chirite, MacCutcheon and Perfall to report the acquisition of shares that occurred on June 18, 2007 that was reported on September 14, 2007; (ii) a Form 4 for each of Messrs. Chirite, Guernsey, MacCutcheon, Perfall and Verses to report the acquisition of shares that occurred on May 31, 2007 that were reported on September 14, 2007; (iii) a Form 4 for Mr. Pincus to report the acquisition and disposition of shares that occurred on August 31, 2007 that was reported on September 6, 2007; (iv) a Form 4 for Mr. Pincus to report the acquisition of shares that occurred on May 31, 2007 that was reported on September 6, 2007; (v) a Form 4 for Mr. Pincus to report the acquisition of shares that occurred on June 18, 2007 that was reported on September 6, 2007; (vi) a Form 4 for Mr. Pincus to report the acquisition of shares that occurred on August 15, 2007 that was reported on August 22, 2007; (vii) a Form 4 for Mr. Clemente to report the acquisition of shares that occurred on March 31, 2006, March 27, 2007 and March 30, 2007 that was reported on April 30, 2007; and (viii) a Form 4 for Parikh to report the acquisition of shares that occurred on March 31, 2007 that was reported on April 9, 2007.

Incorporated by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: August 8, 2008

COMSTOCK HOMEBUILDING COMPANIES, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Comstock Homebuilding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated August 8, 2008, and hereby appoints Bruce J. Labovitz and Jubal R. Thompson and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc. to be held on Wednesday, September 17, 2008, at 10:00 a.m., local time, at 11465 Sunset Hills Rd, Reston, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK HOMEBUILDING COMPANIES, INC.

September 17, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9 091708

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF DIRECTORS:

NOMINEES:

David M.Guernsey

James A.MacCutcheon

Robert P.Pincus

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE-WATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.

When signing as executor, administrator, attorney, trustee or guardian, please give

If signer is a partnership, please sign in partnership name by authorized person.